Exhibit 11.1

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Statement on Form 1-A of our report dated December 6, 2019, on the balance sheets of Smilelove LLC as of December 31, 2018 and 2017, and the related statements of operations and changes in members’ equity, and cash flows for each of the years then ended, and the related notes to the financial statements. Our report contains an emphasis of matter paragraph regarding substantial doubt as to Smilelove LLC’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

December 26, 2019